Exhibit 10.1
Employee ID: *Redacted*                         Employee Name: Donna Corley

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
Freddie Mac is offering you valuable consideration in exchange for your agreement to be bound by the terms of this Confidential Separation Agreement and General Release (the “Agreement”). Please be advised that, subject to applicable law, by signing this Agreement, you will be releasing Freddie Mac of all legal claims you have, regardless of whether you currently are aware of them. Therefore, Freddie Mac advises you to consult with an attorney before you sign this document.
A.Announcement and Transition
1.Parties. This is an Agreement between the Federal Home Loan Mortgage Corporation (“Freddie Mac” or the “Company”) and Donna Corley, currently Executive Vice President (“EVP”), Single-Family Business, hereinafter referred to as “you”.
2.Purpose of Agreement. This Agreement is intended to recognize your many years of dedicated service to Freddie Mac, your strong leadership, and your many valuable contributions to the Single Family Division and the company. It is further intended to provide an appropriate period to allow you to conclude your business affairs and transition the leadership of the Single Family Division to your successors. Lastly, this Agreement is intended to protect Freddie Mac’s legal interests and confidential and proprietary business information.
3.    Announcement and Transition Period.
(a) On Thursday, May 26, 2022 (the “Announcement Date”) Freddie Mac made an announcement in the form attached as Exhibit A hereto, which was previously provided for your review.
(b)    On Thursday, May 26, 2022, you will commence a six-month transition period (“Transition Period”) ending November 25, 2022 (your Separation Date). During this Transition Period, your employment will continue at the same compensation (including deferred salary and employee benefits, subject to the terms of the applicable plans and agreements). During this transition period, your title will be EVP, Special Advisor, reporting to the President. During this transition period you agree to provide your full cooperation in support of the transition of your duties as described below.
(c)    Your responsibilities during the Transition Period will be to assist in any way reasonably requested by the CEO, President or the senior leadership team of the Single Family Divisions,

and to be available for consultation with the CEO, President, or members of this team in order to assure a smooth transition.
(d)    You will generally be available to perform your transition duties. Your McLean office will be changed to a location mutually agreed upon by you and Freddie Mac, and you will be provided the support of an Administrative Assistant.
(e)    You agree that on or within seven (7) days after your Separation Date, you will execute and deliver to the Company the Confidential Second Separation Agreement and General Release (the “Second Release”) in the form attached hereto as Exhibit B. You understand and agree that the Second Release will provide for no additional payments or consideration beyond any payments or consideration you are to receive pursuant to the terms of this Agreement and that such payments or consideration constitute adequate consideration for your execution of and adherence to the terms of the Second Release.
(f)    If you fail to meet the expectations set forth in this Section, or otherwise breach this Agreement, your Separation Date may be accelerated to an earlier date.
(g)    You may resign before November 25, 2022. If you resign on or before November 25, 2022, then on or within seven (7) days after your resignation date, you will execute and deliver to the Company the Confidential Second Separation Agreement and General Release (the “Second Release”) in the form attached hereto as Exhibit B.
B.    Obligations and Restrictions Imposed Upon You By This Agreement
By signing below, you agree to be bound legally to the following terms:
1.    Full Release. You, for yourself, your heirs, executors, administrators and assigns, hereby release and forever discharge Freddie Mac and its successors, assigns, divisions, affiliates, parents, subsidiaries, directors, officers, shareholders, partners, heirs, and executors (collectively, the “Released Parties”) from any and all actions, causes of action, claims, demands, damages, costs, loss of service, expenses, compensation and any damages of any kind whatsoever (including claims for attorneys’ fees and costs) which you have or may have arising up to and including the date of your execution of this release, whether presently known or unknown, including, but not limited to, those arising from or related to any federal or state statute or local ordinance, tort, contract or common law claim, or any other claims, whether or not asserted, relating to any facts or issues pertaining to any aspect of your employment relationship with Freddie Mac, any compensation plan, program or arrangement, your decision to terminate your employment, the termination of such employment relationship and the negotiation of and entering into this Agreement. This Release does not apply to Freddie Mac’s obligations under this Agreement or any claims that Freddie Mac may not lawfully request that you release.

2. Non-Participation. You acknowledge that in the absence of this Agreement, you have the right voluntarily to assist others in bringing claims against the Released Parties. By signing below, you agree to waive this right. Therefore, except as otherwise provided in this Agreement, you agree that you will not encourage, counsel or assist any attorneys, their clients, or any other persons (including current or former Freddie Mac employees) in bringing or prosecuting any claims, charges, or complaints against any of the Released Parties, unless pursuant to a valid subpoena or court order to produce documents or testify, or unless you have been requested by an agency of the United States government or state or local government (collectively, “government agency”) to assist in a government agency investigation or proceeding.
To the extent that you are requested by any government agency to participate or assist in a government agency investigation or proceeding, or to the extent that any law may prohibit you from waiving your right to bring or participate in the investigation of a claim, you nevertheless waive any right you otherwise might have to seek or accept any damages or relief in any proceeding involving Freddie Mac. Furthermore, to the extent that you file any claim against Freddie Mac, or any claim is filed on your behalf against Freddie Mac, you agree not to seek or accept any damages or other relief as a result of such claim.
With respect to any private party, you agree that: (a) you will not voluntarily provide any testimony or information unless required by law or permitted by Freddie Mac; (b) you will permit Freddie Mac to be represented by an attorney of Freddie Mac’s choosing at any such testimony or with respect to any such information to be provided; and (c) you will follow the instructions of the attorney designated by Freddie Mac with respect to what testimony or information is privileged by the attorney-client and/or work product privileges of Freddie Mac. For purposes of this paragraph “Freddie Mac” shall mean Freddie Mac or its conservator, FHFA.
3.    Compliance with Subpoenas or Other Requests. If you receive a court subpoena, deposition notice, request by a government agency, or similar request to disclose information concerning your employment or termination of employment with Freddie Mac, or concerning the terms of this Agreement, you agree that you will provide Freddie Mac with notice of such subpoena, notice, or request not later than forty-eight (48) hours following your receipt by telephone call and email to Freddie Mac’s General Counsel. In the event that Freddie Mac determines to provide you with legal representation at Company expense in connection with a subpoena, notice, request or other matter arising out of your employment with Freddie Mac, and you accept Freddie Mac’s offer to pay for such representation, you agree that such representation will be provided by counsel chosen by Freddie Mac and approved by you.
4.    Confidential Information. During your employment with Freddie Mac, you may have worked with or otherwise gained knowledge about information that Freddie Mac deems trade secrets or otherwise confidential and proprietary information belonging to Freddie Mac or otherwise used in connection with Freddie Mac’s business. This information may include, but not be limited to: (a) the components, capabilities or attributes of Freddie Mac's business methods or systems; (b) tax and financial matters, including capital structure and tax and financial planning strategies; (c) shareholder and investor strategies, tactics or plans; (d) pricing or investment strategies; (e) past, current, and/or future business strategies, tactics or plans; (f) marketing or sales strategies, tactics or plans; (g) compensation and employee benefits strategies and practices, and other confidential personnel matters; (h) trading strategies, tactics and plans; (i) Freddie Mac’s development of and applications for patents, trademarks, and copyrights, to the extent such information is non-public; and (j) any other information of a proprietary nature. By signing below, you agree that to the extent you have knowledge about such information, and you gained your knowledge through your employment with Freddie Mac, you agree to treat the information as strictly confidential. You agree that you will not use any such information directly or indirectly for any purpose, nor disclose it to anyone outside Freddie Mac.
You also acknowledge that, in light of your employment with Freddie Mac, you have been in possession of confidential information and documents that may be privileged under the attorney-client and/or work product privileges. You agree to maintain the confidences and privileges of Freddie Mac and acknowledge that any such confidences and privileges belong solely to Freddie Mac and can only be waived by Freddie Mac, not you.
5.    Confidentiality of Non-Public Aspects of Agreement. Subject to the terms of Section F1. below, you and Freddie Mac agree to keep the negotiation of this Agreement and all other non-public aspects of this Agreement completely confidential except as otherwise permitted by the terms of this Agreement or applicable law. You may disclose such information only to your attorney, accountant, tax advisor, or members of your immediate family, provided that they agree to keep such information confidential. Freddie Mac may disclose such information internally only on a need-to-know basis and externally to its conservator, and other third parties where required by law, such as the IRS.
6.    Return of Freddie Mac Property. You affirm that you will return all property and documents belonging to Freddie Mac that are in your possession or within your control by November 25, 2022 unless an authorized representative of Freddie Mac’s Human Resources Division informs you of an earlier date.
7.    Non-Competition. You agree that:
(a)    You will not commence other employment without Company approval while you are still an employee of Freddie Mac; and

(b)    for the twelve (12) months following November 25, 2022, you will not seek or accept employment with, or otherwise directly or indirectly provide professional services to, Fannie Mae or any Federal Home Loan Bank.
8.    Non-Solicitation. You agree that, during the Transition Period defined in Section A of this Agreement, and the twelve (12) months following the end of the Transition Period, you will not (a) provide any job-related assistance to any Freddie Mac employee who seeks to leave his or her employment with Freddie Mac, or (b) directly or indirectly recruit any Freddie Mac employee or solicit or assist another in recruiting or soliciting any Freddie Mac employee for employment purposes or for the provision of professional services. This prohibition against assisting or soliciting Freddie Mac employees does not apply if Freddie Mac has provided written notice to the employee that it has decided to terminate his or her employment or if Freddie Mac has consented in writing to such solicitation.
9.    Notice of Future Employment. In order to allow Freddie Mac to monitor your compliance with the post-employment restrictions imposed by this Agreement, you agree to provide written notice to Freddie Mac's General Counsel of the identity of each new employer with whom you accept employment together with your job title and brief description of job duties during the twelve (12) months following the end of the Transition Period.
10.    Assistance to Freddie Mac. Freddie Mac agrees that it will indemnify you in accordance with the terms of Article 8 of the By-Laws of Freddie Mac. You agree, in response to reasonable requests, to cooperate fully and assist Freddie Mac in any matter in which you have been involved during the course of your employment or in which Freddie Mac needs your cooperation. Such assistance shall include providing information, preparing documents, preparing for and submitting to interviews and depositions, providing testimony and general cooperation to assist the Company. Freddie Mac agrees that such assistance shall be provided at times and in a manner so as not to interfere unreasonably with or jeopardize your subsequent employment. In the event you incur reasonable expenses associated with providing such assistance, Freddie Mac shall reimburse such reasonable expenses in accordance with Company policy generally applicable to employees of the Company. In the event that Freddie Mac determines to provide you with legal representation at Company expense in connection with such assistance, you agree that such representation will be provided by counsel chosen by Freddie Mac.
11.    Non-Disparagement. You agree not to make or publish any disparaging comment about Freddie Mac or any Released Party. Freddie Mac agrees to instruct Michael DeVito and Michael Hutchins not to make or publish any disparaging comment about you.
12.    Offset for Employee Debts. You agree that Freddie Mac may deduct any debts you owe to the Company from the amounts set forth in Section C, such as non-reimbursable expenses.

13.    Compliance With RCCA. You agree that you will comply with all terms and provisions of the Restrictive Covenant and Confidentiality Agreement (“RCCA”) you signed on July 23, 2021, including any applicable cooling off periods described therein.
C.    Benefits to be Provided to You in Exchange for Signing this Agreement
In consideration for your agreeing to be bound by the restrictions and obligations imposed upon you by this Agreement, Freddie Mac will provide you with the following consideration:
1.    Continued Employment. Freddie Mac will continue to employ you from the Announcement Date through November 25, 2022, unless you resign at an earlier date.
2.    Compensation and Benefits. Freddie Mac will comply with all its obligations with respect to your compensation and benefits in accordance with the relevant plans and agreements, including payment on a timely basis of all deferred salary that will be owing to you in accordance with such plans and agreements after your resignation.
D.    Interpretation and Enforcement of Agreement
1.    Virginia Law Applies. This Agreement will be construed, and the rights and obligations of the parties determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.
2.    Venue. Any claims, actions or proceedings arising out of or related to this Agreement will be brought in the United States District Court for the Eastern District of Virginia, Alexandria Division. You and Freddie Mac hereby submit to the personal jurisdiction of said Court and consent to the dismissal of any action related to this Agreement that is brought in any other forum.
3.    Severability. You agree that if a court of competent jurisdiction declares that Section B.1 of this Agreement is invalid, then Freddie Mac shall be relieved of its obligations under this Agreement, including without limitation its obligation to make any payments thereunder. All other provisions of this Agreement are separate and independent. Therefore, in the event a court of competent jurisdiction declares any other provision of this Agreement to be illegal or invalid, such declaration will not invalidate or otherwise affect the enforceability of the remaining provisions of this Agreement. In addition, if a court of competent jurisdiction declares that any provision is unenforceable because it is overbroad, including the provisions specifically referenced in this paragraph, then the provision will be limited as required by applicable law, enforced as so limited, and will not affect the enforceability of the remaining provisions of this Agreement.
4.    No Admission of Liability. You and Freddie Mac agree that this Agreement does not constitute, nor should it be construed to constitute, an admission by you, Freddie Mac, or any Released Party of any violation of federal, state, or local law, regulation, or ordinance, nor as an admission of liability under the common law or for any breach of duty any Released Party owed or owes to you.
5.    Return of Consideration in the Event of Breach. To the extent permitted by law, you agree that if you commit a material violation of any provision of this Agreement, then you will promptly return to Freddie Mac all of the consideration that you have received under this Agreement, including all cash payments and monetary equivalents of all benefits you received, and that you will not be eligible to receive any further consideration under such Section C.
6.    Additional Damages Available for Breach. You agree that Freddie Mac will maintain all rights and remedies available to it at law and in equity in the event you breach any provision of this Agreement. These rights and remedies may include, but not be limited to, the right to bring a court action to recover all consideration paid to you pursuant to this Agreement and any additional damages Freddie Mac may suffer as a result of such a breach. You also specifically recognize and agree that Freddie Mac will suffer irreparable injury in the event you breach or threaten to breach Sections B.4, B.7. or B.8. of this Agreement. Therefore, you agree that in addition to any other remedies Freddie Mac may be entitled to receive for such breach, Freddie Mac also will be entitled to temporary, preliminary and/or permanent injunctive relief to restrain any such breach or threat of breach by you, and by any persons acting for and/or in concert with you. If Freddie Mac seeks injunctive relief pursuant to this paragraph, then you expressly waive any requirement that Freddie Mac post bond.
7.    Attorneys’ Fees. You and Freddie Mac agree that if one party prevails in any action arising out of this Agreement, other than any action that you may bring under the federal Age Discrimination in Employment Act, the losing party will pay the prevailing party the reasonable attorneys’ fees and court costs the prevailing party incurs in connection with such action.
8.    Construction. You have the right and have had the opportunity to seek the independent legal advice of an attorney of your choosing regarding the meaning and advisability of signing this Agreement. Therefore, the common-law principles of construing ambiguities against the drafter that otherwise may apply have no application to this Agreement.
9.    Older Worker Benefits Protection Act (“OWBPA”) – Material Changes. If you are age 40 or older at the time this Agreement is provided to you, you acknowledge that pursuant to the OWBPA, a material change made to this Agreement restarts the period for you to consider whether to agree to the terms of the Agreement. Nevertheless, you and Freddie Mac agree that any modification made to this Agreement, regardless of whether such modification is material, shall not restart the running of that period.
E.     Re-Employment by Freddie Mac
You are eligible for reemployment with Freddie Mac.

F.    Employee Rights
1.    Ability to Enforce Agreement and Assist Government Investigations. Nothing in this Agreement (including Sections B.2, B.4, B.5 or B.11 above) prohibits or otherwise restricts you from: (a) instituting any legal action for the sole purpose of enforcing this Agreement; (b) making any disclosure of information required by law; (c) assisting any federal regulatory or law enforcement agency or legislative body to the extent you maintain a legal right to do so notwithstanding this Agreement; (d) filing or testifying in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent you maintain a legal right to do so notwithstanding this Agreement; or (e) filing, testifying, participating in or otherwise assisting the Securities and Exchange Commission or any other proper authority in a proceeding relating to allegations of fraud.
2.    Retention of Vested Benefits. Nothing in this Agreement affects your right to receive any vested employee benefits, including retirement benefits or 401(k) employer contributions, pursuant to the terms and provisions of the benefit plans and programs governing such employee benefits.
G.    No Knowledge of Fraudulent or Unlawful Conduct
You affirm that:
1.    You have not filed or caused to be filed on your behalf any claim for relief against Freddie Mac or any of the other Released Parties, and, to the best of your knowledge and belief, no outstanding claim has been filed or asserted on your behalf against Freddie Mac or any of the other Released Parties;
2.    You have no knowledge of and have not reported any alleged fraudulent or unlawful conduct or activities to any supervisor, manager, officer, department head, Human Resources representative, or any other agent of Freddie Mac; and
3.    You have no knowledge of and have not reported any fact or circumstance or actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty that you have reason to believe might result in a current or future claim under Freddie Mac’s Directors & Officers Liability Insurance policy, except to the extent that you have followed Freddie Mac’s process and procedure for filing complaints anonymously.
H.    Decision & Revocation Periods
1.    Consideration Period. You acknowledge that under the Older Workers Benefit Protection Act of 1990, you would ordinarily have the right to take up to 21 days from the date you first received a copy of this Agreement to decide whether to accept its terms. Nevertheless, as you have had a full opportunity to review this Agreement with your counsel, you agree to waive that right.

2.    Revocation Period. You agree that pursuant to the Older Workers Benefit Protection Act of 1990, this Agreement will not become effective until seven (7) calendar days after you execute it and deliver it to Freddie Mac. Therefore, you have seven (7) calendar days after you execute and deliver this Agreement to revoke your acceptance of its terms. You may revoke your acceptance by providing written notification of your intention to revoke to Freddie Mac's Senior Vice President - Human Resources Division. To be effective, Freddie Mac's Senior Vice President - Human Resources must actually receive the written notification by no later than the close of business on the seventh calendar day after you have executed and delivered the Agreement to Freddie Mac.

* * *

By signing below, you acknowledge, warrant, and agree that:
1.You have been advised to discuss all aspects of this Agreement with your private attorney and/or other individuals of your choice who are not associated with Freddie Mac to the extent that you desire (but subject to the confidentiality obligations set forth in this Agreement);
2.You have read this Agreement carefully and fully understand the significance of all of its provisions;
3.You sign this Agreement voluntarily and accept all obligations contained in it in exchange for the consideration you will receive pursuant to this Agreement, which you acknowledge is adequate and satisfactory, and which you further acknowledge Freddie Mac is not otherwise obligated to provide to you;
4.Neither Freddie Mac, nor its agents, representatives, directors, officers or employees have made any representations to you concerning the terms or effects of this Agreement, other than those explicitly contained in this Agreement; and
5.This Agreement shall not become effective until after the seven (7) day revocation period referred to in Paragraph I.2. above has elapsed.
I have executed this Agreement this __25th__ day of _May, 2022.

_/s/ Donna Corley_____________________
Donna Corley

Address:
__* Redacted *________________________
__* Redacted *________________________
_____________________________________

FOR FREDDIE MAC:
Signature & Title: _/s/ Dionne Wallace Oakley, SVP – Chief Human Resources Officer_
Date: _May 25, 2022___________

Employee ID: *Redacted*                     Employee Name: Donna Corley
Exhibit B
CONFIDENTIAL SECOND SEPARATION AGREEMENT AND GENERAL RELEASE
Freddie Mac is offering you valuable consideration in exchange for your agreement to be bound by the terms of this Second Separation Agreement and General Release (“Second Release”). Please be advised that, subject to applicable law, by signing this Second Release, you will be releasing Freddie Mac of all legal claims you have, regardless of whether you currently are aware of them. Therefore, Freddie Mac advises you to consult with an attorney before you sign this document.
A.     Obligations and Restrictions Imposed upon You by this Second Agreement
By signing below, you agree to be bound legally to the following terms:
1. Full Release. You, for yourself, your heirs, executors, administrators and assigns, hereby release and forever discharge Freddie Mac and its successors, assigns, divisions, affiliates, parents, subsidiaries, directors, officers, shareholders, partners, heirs, and executors (collectively, the “Released Parties”) from any and all actions, causes of action, claims, demands, damages, costs, loss of service, expenses, compensation and any damages of any kind whatsoever (including claims for attorneys’ fees and costs) which you have and may have arising up to and including the date of your execution of this release, whether presently known or unknown, including, but not limited to, those arising from or related to any federal or state statute or local ordinance, tort, contract or common law claim, or any other claims, whether or not asserted, relating to any facts or issues pertaining to any aspect of your employment relationship with Freddie Mac, any compensation plan, program or arrangement, the decision to terminate your employment, the termination of such employment relationship and the negotiation of and entering into this Agreement. This Release does not apply to Freddie Mac’s obligations under this Second Release or the Confidential Separation Agreement and General Release or any claims that Freddie Mac may not lawfully request that you release.
B. Benefits to be Provided to You in Exchange for Signing this Second Agreement
By signing below and thereby evidencing your acceptance of the restrictions and obligations imposed upon you by this Second Release, you acknowledge that (1) Freddie Mac has agreed to provide to you the payments and other consideration pursuant to the terms of the Confidential Separation Agreement and General Release (the "First Agreement") executed by you previously in 2022, (2) this Second Release provides no additional payments or consideration beyond any payments and consideration you are entitled to receive under the terms of that First Agreement, and (3) such payments and such consideration constitutes adequate consideration for your execution of and adherence to the terms of this Second Release.

C.    Incorporation by Reference of Terms and Conditions Set Forth in the First Agreement
You and Freddie Mac acknowledge and agree that all of the terms and conditions set forth in the
First Agreement are incorporated herein by reference as terms and conditions of this Second Release, as modified to the extent necessary to make the provisions of such First Agreement fully applicable to this Second Release.
D.    Decision & Revocation Periods
1.Consideration Period. By signing below, you acknowledge that pursuant to the Older Workers Benefit Protection Act of 1990, you have had 21 calendar days from the date you first received a copy of this Agreement to decide whether to accept its terms. In order to receive the benefits described in the First Agreement, you must execute and deliver this Second Agreement to Freddie Mac on or within seven (7) days after your Separation Date of November 25, 2022 (or, if you shall resign before that date, then on or within seven days after the date of your resignation).
2.Revocation Period. You agree that pursuant to the Older Workers Benefit Protection Act of 1990, this Second Agreement will not become effective until seven (7) calendar days after you sign it. Therefore, you have seven (7) calendar days after you sign this Second Agreement to revoke your acceptance of its terms. You may revoke your acceptance by providing written notification of your intention to revoke to Freddie Mac's Senior Vice President - Human Resources. To be effective, Freddie Mac's Senior Vice President – Human Resources must actually receive the written notification by no later than the close of business on the seventh calendar day after you have signed the Second Agreement.
By signing below, you acknowledge, warrant, and agree that:
1.You have been advised to discuss all aspects of this Second Release with your private attorney and/or other individuals of your choice who are not associated with Freddie Mac to the extent that you desire (but subject to the confidentiality obligations set forth in the First Agreement);
2.You have read this Second Release carefully and fully understand the significance of all of its provisions;
3.You sign this Second Release voluntarily and accept all obligations contained in it in exchange for the consideration you will receive pursuant to the First Agreement, which you acknowledge is adequate and satisfactory, and which you further acknowledge Freddie Mac is not otherwise obligated to provide to you;

4.Neither Freddie Mac, nor its agents, representatives, directors, officers or employees have made any representations to you concerning the terms or effects of this Second Release, other than those explicitly contained in this Agreement; and
5.This Second Release shall not become effective until after the seven (7) day revocation period referenced in Paragraph D.2 above has elapsed.
I have executed this Second Release this ______ day of ______________, 2022.

____________________________________
Donna Corley

FOR FREDDIE MAC:
Signature & Title: _________________________________
Date: ______________________